As filed with the Securities and Exchange Commission on February 25, 2010

Registration No. 333- 158308

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORIENT-EXPRESS HOTELS LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0223493 (I.R.S. Employer Identification No.)

22 Victoria Street
Hamilton HM 12, Bermuda
(441) 295-2244
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John T. Landry, Jr.
Orient-Express Hotels Inc.
1114 Avenue of the Americas
New York, New York 10036
(212) 302 5055
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent Monte-Sano

Carter Ledyard & Milburn LLP
2 Wall Street
New York, New York 10005
(212) 732-3200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

TERMINATION OF REGISTRATION STATEMENT; DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (Registration No. 333-158308) filed by Orient-Express Hotels Ltd. (the “Company”) with the Securities and Exchange Commission on March 31, 2009, and amended on April 9, 2009 and April 10, 2009 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”) and the offer, issuance and sale from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act, in an aggregate amount not to exceed $300,000,000, of the following securities of the Company:

(i) Class A Common Shares of the Company, par value $0.01 each (the “Common Shares”);

(ii) preferred share purchase rights of the Company (the “Preferred Share Purchase Rights”);

(ii) preferred shares of the Company, par value $0.01 each (the “Preferred Shares”);

(iii) warrants to purchase Common Shares, Preferred Shares and/or Debt Securities (the “Warrants”); and

(iv) debt securities of the Company (the “Debt Securities”), which would be issued pursuant to the indenture filed as an exhibit to the Registration Statement.

The Common Shares, the Preferred Share Purchase Rights, the Preferred Shares, the Warrants and the Debt Securities are referred to collectively to as the “Securities”.

The Company is filing this Post-Effective Amendment No. 1 in order to terminate the effectiveness of the Registration Statement and to remove from registration all of the Securities that remain unsold under the Registration Statement as of the date hereof.  The Registration Statement is hereby amended to reflect the deregistration of all such unsold Securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on the 25th day of February, 2010.

ORIENT-EXPRESS HOTELS LTD.

By:	/s/ Edwin S. Hetherington
Edwin S. Hetherington
Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment to the Registration Statement has been signed below by Edwin Hetherington as attorney-in-fact for each of the other persons named below, in the capacities indicated on February 25, 2010.

	Signature	Title

President, Chief Executive Officer and Director
	*	(Principal Executive Officer)
Paul M. White

	*	Vice President-Finance and Chief Financial Officer
	Martin O’Grady	(Principal Financial and Accounting Officer)

	*	Director
John D. Campbell

Director
Mitchell C. Hochberg

	*	Chairman and Director
James B. Hurlock

	*	Director
Prudence M. Leith

	*	Director and Authorized Representative in the United States
J. Robert Lovejoy

	*	Director
Georg R. Rafael

	*	Director
James B. Sherwood

* By:	/s/ Edwin S. Hetherington
Name: Edwin S. Hetherington
Title: Attorney-in-Fact

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